 Exnibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634
500 12th Ave. South * Nampa, ID 83651	www.myhomefed.com

HOME FEDERAL BANCORP, INC. DECLARES QUARTERLY CASH DIVIDEND

Nampa, ID (November 18, 2009) – Home Federal Bancorp, Inc. (Nasdaq GS: HOME), the parent company of Home Federal Bank, announced that its Board of Directors declared a quarterly cash dividend of $0.055 per share on its common stock.  The dividend will be paid on December 15, 2009, to stockholders of record as of December 1, 2009.

Home Federal Bancorp, Inc. is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves the Treasure Valley region of southwestern Idaho and the Tri-County region of Central Oregon through 23 full-service banking offices and one commercial loan center. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME" and is included in the Russell 2000 Index. For more information, visit the Company’s web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: the ability to maintain current dividend payments or increase dividend payouts to stockholders, regulatory capital requirements, future earnings and cash flow of the Company, regulatory changes and general economic conditions, our ability to successfully manage and integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.